MICHAEL T. STUDER CPA P.C. | Certified Public Accountant

18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Tel 516.378.1000
Fax 516.546.6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 24, 2010

Board of Directors
Alto Group Holdings, Inc.
110 Wall Street, 11th Floor
New York, New York 10005

I hereby consent to the use in this Form S-8 Registration Statement of Alto Group Holdings, Inc. of my report dated February 23, 2009 relating to the financial statements of Alto Group Holdings, Inc. as of November 30, 2008 and 2007 and for the year ended November 30, 2008, for the period September 21, 2007 (inception) to November 30, 2007, and for the period September 21, 2007 (inception) to November 30, 2008 included in Registrant’s Form 10-K for the fiscal year ended November 30, 2008, which is incorporated by reference in the Registration Statement.

Very truly yours

/S/ Michael T. Studer
Michael T. Studer
President